Exhibit 99.1

Marrone Bio Innovations Reports First Quarter 2014 Financial Results

•    Gained EPA approval and commercially launched Venerate™ bioinsecticide

•    Completed installation of two 20,000 liter fermentation tanks at our Michigan facility and initiated commercial production of fermentation products

•    Re-iterates guidance to at least double revenues year-over-year

DAVIS, Calif., May 13, 2014—Marrone Bio Innovations, Inc. (NASDAQ: MBII), a provider of bio-based pest management and plant health products, today announced financial results for the first quarter March 31, 2014.

Financial Highlights for the First Quarter of 2014

•	Revenues for the first quarter 2014 totaled $2.8 million, compared to $2.7 million for the first quarter of 2013, in-line with the company’s expectations against the headwinds of severe weather in all of our growing regions

•	Net loss of $10.2 million, compared to net loss of $10.7 million in the first quarter of 2013

“Our numerous achievements in the first quarter set the stage for our growth through the remainder of the year and beyond,” said Pam Marrone, Chief Executive Officer of Marrone Bio Innovations. “We expanded our footprint both in North and South America, with Regalia® MAXX registered in six Latin American countries, and also submitted our biofumigant product MBI-601 for EPA registration. Marrone Bio Innovations is leading the shift toward sustainable and effective biological solutions as awareness and enthusiasm for the category continue to grow.”

Recent Business Highlights

•	Launched new product Venerate in the United States. Venerate controls a broad spectrum of pest insects and features multiple modes of action, a favorable environmental profile and holds an exemption from maximum residue level (MRL) tolerances.

•	Completed construction of Phases 1A and 1B of the Michigan manufacturing facility which includes two 20,000 liter fermentation tanks and produced initial runs of Grandevo and Regalia.

•	Increased penetration of Regalia and Grandevo® in California nut crops.

•	Regalia enhanced the disease control program in canola. Achieved good results of Regalia against soil and foliar potato diseases and MBI-110 against late blight.

•	Grandevo and Venerate field trials continue to show excellent control of a wide range of insect pests such as whiteflies, thrips, psyllids, aphids, fruit flies, stinkbugs and Lygus in fruits, nuts vegetables, and cotton in the U.S. and Europe.

•	Haven™ protected yield by reducing sunburn on Merlot and table grapes in trials in Chile.

•	Received registration for Regalia MAXX biofungicide in Peru. Peru is now the sixth country in Latin America to approve the use of Regalia MAXX for control of a wide variety of bacterial and fungal diseases in agricultural crops.

•	Received a U.S. patent for Regalia biofungicide covering methods for increasing plant growth, root initiation and extension. The patent highlights MBI’s capability to add unique intellectural property to in-licensed technology.

•	Submitted Grandevo and Venerate for registration in Mexico. Our bioinsecticides together with Regalia MAXX biofungicide provide Mexican farmers a powerful crop protection tool that delivers the benefits of a bio-based product in an export-centric region.

•	Submitted MBI-601 biofumigant pipeline product to the EPA for registration. MBI-601 controls parasitic nematodes and plant diseases in high value crops such as strawberries and tomatoes.

•	Secured a license from Kao Corporation for use of an active ingredient in forthcoming MBI anti-transpirant product Haven and signed an agreement for access to several biopesticides from The New Zealand Institute for Plant & Food Research.

“Our commercial progress continued in the first quarter with expansion into new regions, the development of new customers and deeper penetration into our existing customer base,” commented Chief Operating Officer Hector Absi. “Despite challenging weather conditions persisting across several different regions of the United States we are pleased with our progress and look forward to the upcoming planting season.”

Chief Financial Officer, Jim Boyd commented, “After just two months with the company I am excited by the momentum of the company and the exciting growth opportunities that are in front of us. Everyone here is working tremendously hard to make this company the biological solutions leader in the agriculture industry.”

Business Outlook

For the full year 2014 the Company continues to expect net revenues to at least double compared to the full year 2013. The company also expects to launch at least 1-2 new products in addition to its insecticide Venerate.

Conference Call Information

Marrone Bio Innovations (NASDAQ: MBII) will host an investor conference call and webcast the event beginning at 4:30 p.m. Eastern Time on May 13, 2014. To access the conference call, dial (760) 298-5095 or (877) 303-6220 (toll-free) and enter passcode 28691286. The webcast and replay will be available on Marrone Bio Innovations’ investor relations website at http://investors.marronebio.com/. A replay of the conference call will be available within two hours of the conclusion of the conference call through June 12, 2014. To access the replay, please dial (855) 859-2056 or (404) 537-3406 and enter passcode 28691286.

About Marrone Bio Innovations

Marrone Bio Innovations, Inc. (NASDAQ: MBII) is a leading provider of bio-based pest management and plant health products for the agriculture, turf and ornamental, and water treatment markets. Our effective and environmentally responsible solutions help customers operate more sustainably while controlling pests, improving plant health, and increasing crop yields. We have a proprietary discovery process, a rapid development platform, and a robust pipeline of pest management and plant health product candidates. At Marrone Bio Innovations we are dedicated to pioneering better biopesticides that support a better tomorrow for users around the globe. For more information, please visit www.marronebio.com.

Forward-Looking Statements

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements in this press release include statements regarding our expectations, beliefs, hopes, goals, intentions, initiatives or strategies, including statements relating to leveraging our platform to penetrate new markets and the results from the field trials. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those in the forward-looking statements, including the timing of and costs associated with the launch of products, the difficulty in predicting the timing or outcome of product research and development efforts and regulatory approvals. Additional relevant information concerning risks can be found in the Form 10-K that the Company filed with the Securities and Exchange Commission on March 25, 2014.

MARRONE BIO INNOVATIONS, INC.

Condensed Consolidated Balance Sheets

(In Thousands)

	MARCH 31, 2014	DECEMBER 31, 2013
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$21,298	$24,455
Short-term investments	2,664	13,677
Accounts receivable	7,231	6,215
Accounts receivable from related parties	1,230	903
Inventories, net	12,837	11,666
Prepaid expenses and other current assets	1,765	1,737

Total current assets	47,025	58,653
Property, plant and equipment, net	15,795	9,420
Other assets	639	806

Total assets	$63,459	$68,879

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$8,563	$4,460
Accrued liabilities	3,040	4,380
Deferred revenue, current portion	1,017	1,209
Deferred revenue from related parties, current portion	31	131
Capital lease obligations, current portion	1,680	1,401
Debt, current portion	123	157

Total current liabilities	14,454	11,738
Deferred revenue, less current portion	695	744
Deferred revenue from related parties, less current portion	404	628
Capital lease obligations, less current portion	1,059	1,134
Debt, less current portion	12,312	12,280
Other liabilities	574	571

Total liabilities	29,498	27,095
Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—
Common stock	—	—
Additional paid in capital	149,643	147,220
Accumulated deficit	(115,682)	(105,436)

Total stockholders’ equity	33,961	41,784

Total liabilities and stockholders’ equity	$63,459	$68,879

MARRONE BIO INNOVATIONS, INC.

Condensed Consolidated Statements of Operations

(In Thousands, Except Per Share Amount)

(Unaudited)

	THREE MONTHS ENDED MARCH 31
	2014	2013
Revenues:
Product	$2,097	$2,373
License	45	48
Related party	648	309

Total revenues	2,790	2,730
Cost of product revenues, including cost of product revenues to related parties of $192 and $194 for the three months ended March 31, 2014 and 2013, respectively	1,652	1,795

Gross profit	1,138	935
Operating expenses:
Research, development and patent	4,282	3,283
Selling, general and administrative	6,330	2,847

Total operating expenses	10,612	6,130

Loss from operations	(9,474)	(5,195)
Other income (expense):
Interest income	10	1
Interest expense	(773)	(1,985)
Change in estimated fair value of financial instruments	—	(3,563)
Other expense, net	(9)	(7)

Total other expense, net	(772)	(5,554)

Loss before income taxes	(10,246)	(10,749)
Income taxes	—	—

Net loss	$(10,246)	$(10,749)

Net loss per common share:
Basic and diluted	$(0.52)	$(8.48)

Weighted-average shares outstanding used in computing net loss per common share:
Basic and diluted	19,518	1,268

MARRONE BIO INNOVATIONS, INC.

Condensed Consolidated Statements of Cash Flows

(In Thousands)

(Unaudited)

	THREE MONTHS ENDED MARCH 31
	2014	2013
Cash flows from operating activities
Net loss	$(10,246)	$(10,749)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	488	184
Share-based compensation	1,522	249
Non-cash interest expense	248	1,467
Change in estimated fair value of financial instruments	—	3,563
Amortization of investment securities premiums/discounts, net	9	—
Net changes in operating assets and liabilities:
Accounts receivable	(1,016)	59
Accounts receivable from related parties	(327)	(132)
Inventories	(1,171)	(495)
Prepaid expenses and other assets	(224)	(558)
Accounts payable	2,737	138
Accrued and other liabilities	(1,337)	(1,320)
Deferred revenue	(241)	(48)
Deferred revenue from related parties	(324)	(33)

Net cash used in operating activities	(9,882)	(7,675)
Cash flows from investing activities
Purchases of property, plant and equipment	(5,044)	(432)
Purchase of short-term investments	(49)	—
Maturities of short-term investments	11,053	—

Net cash provided by (used in) investing activities	5,960	(432)
Cash flows from financing activities
Repayment of debt	(67)	(9,224)
Repayment of capital leases	(69)	(25)
Change in restricted cash	—	9,139
Proceeds from exercise of stock options	851	2
Proceeds from exercise of common stock warrants	50	—

Net cash provided by (used in) financing activities	765	(108)
Net decrease in cash and cash equivalents	(3,157)	(8,215)
Cash and cash equivalents, beginning of year	24,455	10,006

Cash and cash equivalents, end of period	$21,298	$1,791

Supplemental disclosure of cash flow information
Cash paid for interest, net of capitalized interest of $469 and $113 for the three months ended March 31, 2014 and 2013, respectively	$525	$518

Supplemental disclosure of non-cash investing and financing activities
Property, plant and equipment included in accounts payable and accrued liabilities	$2,040	$—

Equipment acquired under capital leases	$453	$77

Interest added to the principal of convertible notes	$—	$628

Source: Marrone Bio Innovations

Investor Contact

The Blueshirt Group

David Niederman

+1-415-489-2189

ir@marronebio.com